FRESH BRANDS, INC.
OPTION CANCELLATION AGREEMENT

THIS OPTION CANCELLATION AGREEMENT, made this _____day of December, 2005, by and between FRESH BRANDS, INC., a Wisconsin corporation (the “Company”), and [NAME OF OPTIONEE] (“Optionee”).

        WHEREAS, the Company has established the Fresh Brands, Inc. 1995 Equity Incentive Plan (also known as the Schultz Sav-O Stores, Inc. 1995 Equity Incentive Plan) (the “1995 Plan”) and the Fresh Brands, Inc. 2001 Nonemployee Director Option Plan (also known as the Schultz Sav-O Stores, Inc. 2001 Nonemployee Director Option Plan) (the “2001 Plan”) for the purpose of providing an additional incentive to key employees and directors through stock ownership and a corresponding proprietary interest in the Company through the award of options.

        WHEREAS, the Company granted to the Optionee the options specified on Exhibit A (the “Option(s)”) under the 1995 Plan and/or the 2001 Plan.

        WHEREAS, the Company has entered into that certain Agreement and Plan of Merger among Certified Holdings, Inc., Pillow Acquisition Corp. and the Company, dated as of December 5 2005 (the “Merger Agreement”) that provides for the merger of Pillow Acquisition Corp. and the Company (the “Merger”) for a cash payment per share of Company common stock of $7.05;

        WHEREAS, pursuant to the Merger Agreement and in order to effectuate the Merger, the Company is required to cancel the Option(s); and

        WHEREAS, the Company and the Optionee desire to cancel the Option(s) in exchange for a cash payment.

        NOW, THEREFORE, in consideration of the premises, the Company and the Optionee agree as follows:

1.       Cancellation of the Option(s). The Company and the Optionee acknowledge and irrevocably agree that the Option(s) is hereby automatically surrendered, canceled and shall cease to exist immediately prior to the Effective Time of the Merger, as that term is defined in the Merger Agreement. In addition, from the date of execution of this Agreement to the Effective Time of the Merger, the Optionee irrevocably agrees not to exercise any of the Option(s).

2.       Payment to the Optionee. In consideration for the surrender and cancellation of the Option(s) and the Optionee’s irrevocable agreement to refrain from exercising the Option(s), the Company is hereby providing to the Optionee a cash payment of One Hundred dollars ($100.00). The payment, or any other payment to which the Optionee is entitled from the Company, shall be reduced for any required withholding taxes due as a result of the payment hereunder.

3.       Release. Effective immediately, but subject to paragraph 1 and the Effective Time of the Merger, the Optionee, on behalf of himself/herself and his/her heirs, assigns, executors, administrators, personal representatives and other successors, and in any and all capacities hereby unconditionally releases and forever discharges the Company, Certified Holdings, Inc.,Pillow Acquisition Corp., and their respective affiliates, divisions, subsidiaries, employees, officers, directors, agents, accountants, attorneys, shareholders, successors, trustees, beneficiaries, heirs and assigns from, without limitation, any and all claims, awards, damages, obligations, promises, complaints, demands, liabilities and charges, or any other compensation whatsoever, whether known or unknown, now or hereafter accrued, arising or in any way related to the Option(s), including but not limited to the Optionee’s right to receive a cash payment following a change in control as provided in the option agreement.

4.       Representations and Warranties of Optionee. Optionee hereby represents, warrants and covenants that: (a) Optionee is the sole beneficial and record owner and holder of the Option(s), which Option(s) are free and clear of any liens, claims, options, charges, third party rights or other encumbrances (including, without limitation, restrictions on rights of disposition other than those imposed by applicable laws); (b) Optionee has fully power and authority to make, enter into and carry out the terms of this Agreement; (c) Optionee has duly executed and delivered this Agreement; and (d) this Agreement constitutes a valid and binding obligation of Optionee.

5.       Further Assurances. Optionee hereby covenants and agrees to execute and deliver any additional documents and take any other actions necessary or desirable to carry out the purpose and intent of this Agreement, including, without limitations, any actions required to cancel the Option(s).

6.       Law Governing. This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the State of Wisconsin, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

7.       Binding Effect. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.

8.       Entire Agreement. This Agreement constitutes the final, complete and exclusive agreement between the parties with respect to the matters set forth herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by an officer, employee or representative of any party hereto.

9.       Amendment. This Agreement may be amended, modified and supplemented only by a written agreement between the parties hereto which states that it is intended to be a modification of this Agreement.

10.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.       Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

OPTIONEE	FRESH BRANDS, INC.
_______________________________	By: ________________________________________
[Name of Optionee]	Louis E. Stinebaugh, President and
Chief Operating Officer

EXHIBIT A

LIST OF OPTION(S)

Grant Date	Number of Options	Exercise price

3